Exhibit 5.1
[Letterhead of Johnson & Johnson]
October 27, 2011
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Dear Ladies and Gentlemen:
     I am Assistant General Counsel of Johnson & Johnson, a New Jersey corporation (the “Company”). I refer to the Registration Statement on Form S-4 (the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued by the Company in connection with the merger of Samson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, with and into Synthes, Inc., a Delaware corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of April 26, 2011 (the “Merger Agreement”).
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”) and (iv) the By-Laws of the Company, as currently in effect (the “By-Laws”). I have also examined original copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for opinions set forth herein.
     In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity. In addition, I have assumed and have not verified the accuracy as to factual matters of each document reviewed.
     The opinions expressed herein are limited to the laws of the State of New Jersey, as currently in effect, and I do not express any opinion herein concerning any other law.
     Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock in connection with the Merger and, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), the articles of merger have been duly filed with the Secretary of State of the State of Delaware and the Common Stock has been duly issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the use of my name under the heading “Legal Matters” in the proxy statement/prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

/s/ James J. Bergin